   Heller Financial, Inc. Declares Dividends for Class A and B Common Stocks
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                   and for Series A, C and D Preferred Stocks
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     (Chicago, IL, January 17, 2001) -- Heller Financial, Inc. (NYSE: HF) today declared dividends on its two classes of common stock, Class A Common Stock (which was issued in May, 1998 and is held publicly) and Class B (all of which is held of record by Fuji America Holdings, Inc.), and on three of the Company's preferred stocks, Cumulative Perpetual Senior Preferred Stock, Series A, Fixed Rate Noncumulative Perpetual Senior Preferred Stock, Series C, and Fixed Rate Noncumulative Perpetual Senior Preferred Stock, Series D.

     The Company declared a quarterly dividend of $0.10 on each outstanding share of its Class A Common Stock and Class B Common Stock, payable on February 15, 2001 to the holders of record thereof on February 1, 2001. In total, approximately 96 million shares of Class A and Class B common stock are outstanding.

     The Company declared a quarterly dividend of $0.5078125 on each share of the 5,000,000 outstanding shares of the Cumulative Perpetual Senior Preferred Stock, Series A, payable on February 15, 2001 to the holders of record thereof on February 1, 2001.

     The Company declared a quarterly dividend of $1.67175 on each share of the 1,500,000 outstanding shares of the Fixed Rate Noncumulative Perpetual Senior Preferred Stock, Series C, payable on February 15, 2001 to the holders of record thereof on February 1, 2001.

     The Company declared a quarterly dividend of $1.7375 on each share of the 1,250,000 outstanding shares of the Fixed Rate Noncumulative Perpetual Senior Preferred Stock, Series D, payable on February 15, 2001 to the holders of record thereof on February 1, 2001.

     Heller Financial, Inc., is a worldwide commercial finance company providing a broad range of financing solutions to middle-market and small business clients. With nearly $20 billion in total assets, Heller offers equipment financing and leasing, sales finance programs, collateral- and cash flow-based financing, financing for healthcare companies and financing for commercial real estate. The company also offers trade finance, factoring, asset-based lending, leasing and vendor finance products and programs to clients in Europe, Asia, and Latin America. Heller's common stock is listed as "HF" on the New York and Chicago Stock Exchanges. Heller can be found on the World Wide Web at http://www.hellerfinancial.com.